Exhibit 3.3
AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
GENESIS ENERGY, L.P.

This Amendment No. 1, dated December 18, 2007 (this “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), is entered into by and among Genesis Energy, Inc., a Delaware corporation (the “General Partner”) and the Limited Partners (the “Limited Partners”) of the Partnership.  Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, on September 18, 2007, the Board of Directors of the General Partner approved this Amendment; and

WHEREAS, on December 18, 2007, the Holders of a Majority Interest (excluding Persons or Groups (other than the General Partner and its Affiliates) beneficially owning 20% or more of the Partnership’s Outstanding common units) approved this Amendment.

NOW, THEREFORE, it is hereby agreed as follows:

A.           Amendment. The Partnership Agreement is hereby amended as follows:

The definitions of “Associate”, “Group” and “Outstanding” contained in the Partnership Agreement are hereby amended and restated as follows:

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation, organization or other entity of which such Person is a director, officer, manager or partner, or serves in a similar capacity, or is directly or indirectly the owner of 20% or more of the beneficial interests in such entity or of any class of voting stock or other voting interest therein; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse.

“Group” means a particular Person and its Affiliates or Associates, together with any other Person and the other Person’s Affiliates and Associates, if both Persons (directly or indirectly through any of their Affiliates or Associates) beneficially own Partnership Securities, and such Persons (directly or indirectly through any of their Affiliates or Associates) have any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to any such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities. For purposes of the definition of “Outstanding,” a Group will be considered the beneficial owner of any Partnership Securities directly or indirectly owned by any member of the Group.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person, together with its Affiliates, Associates or any Group (other than in each instance, the General Partner or its Affiliates), beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities so owned by such Person and its Affiliates and Associates, or by such Group or any member of such Group, shall not be considered to be Outstanding in any context relating to matters pertaining to the succession, election, removal, withdrawal, replacement or substitution of the General Partner, specifically including voting upon any such matters (unless otherwise required by law), or when in connection with any such matters (i) sending notices of a meeting of Limited Partners to vote on any such matter (unless otherwise required by law), (ii) calculating required votes, (iii) determining the presence of a quorum, or (iv) for other similar purposes under this Agreement, except that such Partnership Securities shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Securities shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement).

B.           Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C.           Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D.           Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:
GENESIS ENERGY, INC.

By:	/s/ Grant E. Sims
Grant E. Sims
Chief Executive Office

LIMITED PARTNERS:

All Limited Partners previously and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney previously and hereafter executed in favor of, and granted and delivered to the General Partner.

By:	GENESIS ENERGY, INC.
General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.

By:	/s/ Grant E. Sims
Grant E. Sims
Chief Executive Officer

(Amendment No. 1 Signature Page)